UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2020

CB FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Commission file number: 001-36706

Pennsylvania	51-0534721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Market Street, Carmichaels, PA	15320
(Address of principal executive offices)	(Zip Code)

(724) 966-5041
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common stock, par value $0.4167 per share	CBFV	The Nasdaq Stock Market, LLC
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers..
        On August 13, 2020, CB Financial Services, Inc. (the “Company”) and its bank subsidiary, Community Bank (the “Bank”), appointed John H. Montgomery to serve as President and Chief Executive Officer of the Company and the Bank effective August 31, 2020, succeeding Barron P. McCune, Jr. who has been serving on an interim basis since January 8, 2020. Concurrent with the effectiveness of the appointment of Mr. Montgomery, Mr. McCune will resign as President and Chief Executive Officer of the Company and the Bank and become an Executive Consultant to the Company and the Bank through March 31, 2021 to assist in the transition.
        Also on August 13, 2020, the Company’s Board of Director appointed Mr. Montgomery to serve as a Director of the Company effective August 31, 2020. He will serve in the class of directors whose terms expire at the Company’s Annual Meeting of Stockholder in 2022. The Bank’s Board of Director also appointed Mr. Montgomery to serve as a Director of the Bank effective August 31, 2020. Concurrent with the effectiveness of the appointment of Mr. Montgomery, Mr. McCune will resign as a Director of the Bank and become a Director Emeritus. Mr. McCune will continue to serve as a Director Emeritus of the Company.
In connection with Mr. Montgomery’s appointment as President and Chief Executive Officer, the Bank and Mr. Montgomery have entered into an Employment Agreement, with an effective time of 5:00 p.m. on August 31, 2020 (the “Employment Agreement”). The Employment Agreement has an initial term ending on April 30, 2023. On each anniversary date (which is defined as May 1 of each year), the term will extend for one year such that the remaining term will be for 36 months thereafter, provided that such extension is approved by the Bank’s Board of Directors. Under the Employment Agreement, Mr. Montgomery is entitled to an annual base salary of $420,000, an annual target bonus opportunity of 20% of base salary, an annual equity award opportunity with a target grant date fair value equal to 20% of base salary, and an initial grant of 5,000 restricted stock awards and 15,000 stock option awards (the “Initial Equity Awards”) that will vest ratably over a five-year period. In addition, his designated beneficiary will be entitled to a death benefit of $500,000, less the value of the Initial Equity Awards determined as Executive’s date of death pursuant to a split dollar agreement to be entered into with the Bank that will be effective until September 30, 2025. Mr. Montgomery will also be reimbursed, up to $125,000, for reasonable relocation expenses incurred.
In the event of Mr. Montgomery’s involuntary termination without “cause” or voluntary resignation for “good reason” (as such terms are defined in the Employment Agreement and hereinafter referred to as a “qualifying termination event”), he would be entitled to: (1) a cash lump sum payment equal to the base salary that he would have earned during the then-remaining term of the Employment Agreement or 12 months, whichever is greater, and (2) 12 monthly COBRA premium reimbursement payments to extent such COBRA coverage is elected. If the qualifying termination event occurs on or after a change in control of the Company or the Bank, Mr. Montgomery would instead be entitled: (1) a cash lump sum payment equal to three times his highest rate of base salary for the calendar year of his date of termination or either of the prior three calendar years, and (2) 18 monthly COBRA premium reimbursement payments to the extent COBRA coverage is elected.
The foregoing summary of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is an exhibit to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.
        Since 2014 Mr. Montgomery, age 57, has served as Chief Credit Officer of First Bank, St. Louis, Missouri.
        As of the date of this Current Report on Form 8-K, the Company and the Bank has not determined on which committees of the Board of Directors of the Company and the Bank Mr. Montgomery will serve.
In connection with Mr. McCune’s appointment as an Executive Consultant, the Company, the Bank and Mr. McCune have entered into an Executive Consultant Agreement, with an effective time of 5:00 p.m. on August 31, 2020 (the “Consultant Agreement”). The Consultant Agreement will expire on March 31, 2021, unless terminated earlier in accordance with its terms. In consideration of Mr. McCune’s services in assisting with the transition, he will be paid a monthly base salary of $6,000 until December 31, 2020. Thereafter, his monthly base salary would be reduced to $3,000, which would be payable until March 31, 2021. Mr. McCune will also be designated as a Director Emeritus of the Bank. The foregoing summary of the Consultant Agreement is qualified in its entirety by the full text of the Consultant Agreement, which is an exhibit to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.
Item 8.01. Other Events.
        On August 14, 2020, the Company issued a press release to disclose Mr. Montgomery’s appointment and Mr. McCune’s retirement as reported above. A copy of the press release is attached as an exhibit hereto and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits
10.1 Employment Agreement by and between Community Bank and John H. Montgomery
10.2 Executive Consulting Agreement by and among CB Financial Services, Inc., Community Bank and Barron P. McCune, Jr.
99.1 Press Release dated August 14, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB FINANCIAL SERVICES, INC.

Date: August 14, 2020	By:	/s/ Barron P. McCune, Jr.
Barron P. McCune, Jr.
President and Chief Executive Officer